Exhibit 10.19

October 23, 2015

David B. Rosenwasser

100 Hibury Drive

Houston, Texas 77024

Dear Mr. Rosenwasser:

In order to facilitate an orderly and seamless transition in connection with your termination of employment, GulfMark Offshore, Inc. (hereinafter referred to as the “Company”) and you desire to set forth in this letter agreement (“Agreement”) certain agreements and understandings regarding, among other things:

•	Your termination of employment;

•	Certain benefits the Company has agreed to provide to you upon the termination of your employment;

•	Your agreement to certain obligations of non-competition, non-solicitation, confidentiality and cooperation; and

•	Your release of any and all claims against the Company.

When you and the Company have signed this Agreement, it will constitute a complete agreement on all of these issues.

SEPARATION:

Your employment as Sr. Executive Vice President and Chief Operating Officer of the Company and all other officer, fiduciary and leadership positions with the Company will terminate effective as of October 31, 2015 (the “Effective Date”). You will resign from all positions with the Company without any further action upon your part.

REGULAR SEPARATION BENEFITS:

Accrued Salary Obligations – You will be paid any unpaid portion of your earned base salary through the Effective Date.

Vacation – You will be paid for any accrued but unused vacation in accordance with the terms of the Company’s vacation pay policy. The amount of your accrued but unused vacation is $20,769.23.

Final Expenses – The Company agrees to reimburse you for all outstanding business expenses in accordance with Company policy. You will prepare and submit a final expense account reimbursement request for expenses incurred prior to the Effective Date. Such an expense account reimbursement request will be reviewed and paid in accordance with Company policy.

Employee Benefit Programs - You will be entitled to benefits you have earned under the Company’s employee benefit plans in accordance with the terms of the applicable employee benefit plans, including without limitation the GulfMark Offshore Deferred Compensation Plan.

2015 Short-Term Performance Bonuses – For the avoidance of doubt, you will not be eligible for a bonus for the 2015 performance period under the GulfMark Offshore, Inc. Incentive Compensation Plan.

Miscellaneous – Except as specified in this Agreement, you will not be entitled to any severance benefits upon your termination of employment with the Company. For the avoidance of doubt, you agree that you will not be entitled to any other severance benefits.

ENHANCED SEPARATION BENEFITS:

Restricted Stock – If you sign this Agreement and the Release Agreement attached as Exhibit A and deliver such signed agreements to the Senior Vice President General Counsel of the Company no later than October 27, 2015, then, your outstanding restricted stock granted to you under the GulfMark Offshore, Inc. 2010 Omnibus Equity Incentive Plan and the GulfMark Offshore, Inc. 2014 Omnibus Equity Incentive Plan that you would otherwise forfeit in connection with your termination of employment (the “Restricted Stock”) will be fully vested on the Effective Date but will be (1) retained in the custody of the Company until the Release Agreement becomes irrevocable and (2) subject to claw-back by the Company if you fail to sign and not revoke the Release Agreement.

Outplacement – If you sign this Agreement and the Release Agreement attached as Exhibit A and deliver such signed agreements to the Senior Vice President General Counsel of the Company no later than October 27, 2015, then, for a period of six (6) months after the Effective Date, the Company shall promptly reimburse you for reasonable outplacement services incurred by you that are not in excess of $20,000 in the aggregate.

COVENANTS:

Agreement to Return Company Property

Immediately prior to the Effective Date, you will return to the Company all Company property in your possession, including but not limited to, computers, credit cards, cellular telephones, personal digital assistants and all files, documents and records of the Company, in whatever medium and of whatever kind or type. You agree that you will return prior to the Effective Date, all proprietary or confidential information or documents relating to the business and affairs of the Company and its affiliates.

Non-Disparagement

You further agree that you will not engage in any act that is intended or may reasonably be expected to harm the reputation, business prospects, or operations of the Company and/or its affiliates. The Company likewise agrees that it and its representatives and agents will not engage in any act that is intended or may reasonably be expected to harm your reputation or business prospects or relationships.

Confidentiality

During the course of your employment with the Company, you have had access to, and received, Confidential Information.

You are obligated to keep confidential all such Confidential Information. Moreover, you understand and acknowledge that your obligation to maintain the confidentiality of Confidential Information is unending. As an exception to this confidentiality obligation you may disclose the confidential information (i) in connection with enforcing your rights under this Agreement, or if compelled by law or legal process, and in either case, you provide advance written notice to the Company prior to the disclosure or (ii) if the Company provides written consent prior to the disclosure. You will not store electronic data of any of the Company or any of its affiliates (collectively, the “Company Group”), including but not limited to Confidential Information, on any electronic storage device that is not owned by a member of the Company Group without prior the written consent of such member.

For purposes of this Agreement, “Confidential Information” means and includes any Company Group member’s confidential and/or proprietary information and/or trade secrets that have been developed or used and/or will be developed and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, by way of example and without limitation, the following: information and strategies discussed in Company Group meetings, human resources information such as salary and budget information, performance ratings and headcount numbers, information about underperforming districts or contracts, and cost structures as well as, information regarding customers, employees, vendors, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement plans and procedures, and pricing techniques; the names of and other information concerning customers, investors, and business affiliates (such as contact name, service provided, pricing for that customer, amount of services used, credit and financial data, and/or other information relating to the Company Group’s relationship with that customer); pricing strategies and price curves; plans and strategies for divestitures, mergers, expansion or acquisitions; budgets; customer lists; research and development projects and results; financial and sales data; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; service strategies, prospective customers’ names and marks; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating the Company Group; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; salaries of personnel; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information. For the avoidance of doubt, Confidential Information shall not include any information that is, or becomes, generally available to the public, other than as a result of a disclosure by you.

AGREEMENTS RELATING TO NON-COMPETITION AND NON-SOLICITATION:

Additional Payments for Non-competition and Non-Solicitation Agreements – If you sign this Agreement and deliver it to the Senior Vice President General Counsel of the Company no later than October 27, 2015 and comply with the confidentiality, non-competition and non-solicitation covenants set forth below in this Agreement, then, you will be entitled to additional cash payments (the “Additional Payments”) for a period of two years commencing the month following the Effective Date. The payment schedule for the Additional Payments will be two payments per month for a period of 24 months. The amount of each of the Additional Payments will be $15,000. The monthly payments shall be made on regularly scheduled payroll dates for the Company’s active employees but, for the avoidance of doubt, no more than two Additional Payments shall be made for any given month. You agree that the Additional Payments are in consideration for your non-competition and non-solicitation covenants set forth below in this Agreement and that you are not otherwise entitled to the Additional Payments.

Non-Competition Covenant. Ancillary to the payment of the Additional Payments, to protect the Company’s goodwill and other economic interests, in consideration for the payment of Additional Payments, by signing this Agreement you agree that during twenty-four (24) month-period commencing on the Effective Date you will not directly or indirectly engage in Competition in the Restricted Region. Ancillary to the payment of the Additional Payments, to protect the Company’s goodwill and other economic interests, in consideration for the payment of Additional Payments, by signing this Agreement you agree that the Additional Payments may be forfeited in whole or in part and/or payments of Additional Payments may be recouped in whole or in part pursuant to the forfeiture and recoupment provisions below in this Agreement if at any time within twenty-four (24) month-period commencing on the Effective Date you directly or indirectly engage in Competition in the Restricted Region.

For purposes of this Agreement, the term “Restricted Region” shall mean the territory(ies) or geographic area(s) for which you were responsible according to the duties and responsibilities assigned by the Company Group during any portion of the twelve (12) month period immediately prior to the Effective Date.

For purposes of this Agreement, “Competition” means your engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting your name to be used in connection with the activities of any Competitor of the Company Group. For the avoidance of doubt, it shall not be a violation of this Agreement for you to become the registered or beneficial owner of up to five percent (5%) of any class of the capital stock of a corporation registered under the Securities Exchange Act of 1934, as amended, provided that you do not actively participate in the business of such corporation until the second anniversary of the Effective Date.

For purposes of this Agreement, the term “Competitor of the Company Group” shall mean Tidewater Inc., Seacor Holdings Inc., Hornbeck Offshore Services, Inc., Harvey Gulf International Marine, LLC, or any of their affiliates.

Prohibition Against Solicitation of Employees. You understand and acknowledge that the Company has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Company. Ancillary to the payment of the Additional Payments, to protect the Company’s goodwill and other economic interests, in consideration for the payment of Additional Payments, by signing this Agreement you agree that during the twenty-four (24) month-period commencing on the Effective Date you will not directly or indirectly, either for yourself or on behalf of any person, firm, joint venture, association, corporation, partnership, business entity, or other enterprise whatsoever, whether as a director, officer, employee, agent, representative, partner, security holder, consultant or otherwise, recruit or otherwise solicit or induce any employee of the Company to terminate his or her employment with the Company. You also agree that the Additional Payments may be forfeited in whole or in part and/or payments of Additional Payments may be recouped in whole or in part pursuant to the forfeiture and recoupment provisions below in this Agreement if at any time within twenty-four (24) month-period commencing on the Effective Date you directly or indirectly, either for yourself or on behalf of any person, firm, joint venture, association, corporation, partnership, business entity, or other enterprise whatsoever, whether as a director, officer, employee, agent, representative, partner, security holder, consultant or otherwise, recruit or otherwise solicit or induce any employee of the Company to terminate his or her employment with the Company.

Forfeiture and Recoupment of Additional Payments Due to Prohibited Disclosures of Confidential Information.

You agree that the Additional Payments may be forfeited in whole or in part and/or Additional Payments paid to you may be recouped by the Company in whole or in part if you:

(i)     make any unauthorized disclosure of any Confidential Information, or

(ii)     store electronic data of any member of the Company Group, including but not limited to Confidential Information, on any electronic storage device that is not owned by a member of the Company Group without the prior written consent of such member.

Acknowledgements and Agreements by You. You acknowledge and agree as follows:

(i)     you have helped to develop the Company’s goodwill, including the relationships the Company has developed with its customers and employees and their identities, and are capable of diverting that goodwill;

(ii)     the consideration for the non-competition and non-solicitation and confidentiality agreements contained in this Agreement, the Additional Payments, are reasonably related to the Company’s interest in protecting its goodwill;

(iii)     you have no right to be paid the Additional Payments or the Enhanced Separation Benefits other than pursuant to this Agreement;

(iv)     the enforceability of the non-competition, non-solicitation and confidentiality agreements contained in this Agreement is a precondition for the obligation to pay the Additional Payments to remain in effect and if any of such agreements are found to be invalid or unenforceable by an arbitrator, a court or tribunal of competent jurisdiction in an action or proceeding between you and the Company or another member of the Company Group, the right to receive the Additional Payments shall be forfeited and you will be required to return to the Company any Additional Payments that were paid to you;

(v)     the Confidential Information constitutes a valuable, special, and unique asset used by the members of the Company Group in their business to obtain a competitive advantage over their competitors who do not have access to such Confidential Information;

(vi)      protection of the Confidential Information against unauthorized disclosure and use is of critical importance to the members of the Company Group in maintaining their competitive positions;

(vii)     if you agree to non-competition provisions of this Agreement in return for the Additional Payments, the restrictions set forth in this Agreement may limit your ability to engage in certain businesses in the geographic region and during the period provided for above, but these restrictions are necessary to protect the Company’s goodwill and any of the Confidential Information the Company Group provided to you;

(viii)     the provisions of this Agreement defining the scope of activities constituting prohibited competition with the Company Group is narrow and reasonable for the following reasons: (1) you are free to seek employment with other companies that provide products and services that do not directly or indirectly compete with any business of the Company Group; (2) you are free to seek employment with other companies in the oilfield services industry that do not directly or indirectly compete with any business of the Company Group; and (3) there are many other companies in the oilfield services industry that do not directly or indirectly compete with any business of the Company Group; and, accordingly, the provisions of this Agreement do not prevent you from using and offering the skills that you possessed prior to receiving any Confidential Information, specialized training, and knowledge from the Company Group; and

(ix)     the non-competition restrictions of this Agreement are limited by geography to the specific places, addresses, or locations where a customer is present and available for soliciting or servicing;

(x)     if you so desire, the Company will enter into an agreement with you that is substantially identical to this Agreement except that it does not include the non-competition provisions of this Agreement; and

(xi)     you shall bear sole responsibility for the amount of any taxes paid by you with respect to the Additional Payments notwithstanding any subsequent recoupment of any portion of the Additional Payments by the Company.

CONSULTING, COOPERATION AND ASSISTANCE

In consideration for the payment of $102,000, you agree to make yourself available to consult with the Company as and when reasonably requested by Company for the next 24 months on a limited basis. The payment will be paid to you in a single lump sum payment on the date that is one month after the Effective Date. You also agree to make yourself reasonably available to the Company to respond to requests by the Company for information pertaining to or relating to the Company, and its affiliates, subsidiaries, agents, officers, directors, fiduciaries, or employees, which may be within your knowledge. You agree to reasonably cooperate with the Company in connection with any and all existing or future litigation, proceedings or investigations brought by or against the Company or any of its past or present affiliates, agents, officers, directors, fiduciaries, or employees, whether administrative, civil or criminal in nature, with respect to such matters as were within your knowledge while employed by the Company as and when reasonably requested by Company.

In no event will such level of consulting services with the Company exceed 20 percent of the average level of services that you performed over the 36-month period immediately preceding the date of your termination of employment.

MISCELLANEOUS:

Entire Agreement – This Agreement sets forth the entire agreement between you and the Company with respect to each and every issue addressed in this Agreement, and, except for any of the Company’s benefit plans in which you have participated as an employee and officer of the Company, this entire, integrated Agreement fully supersedes any and all prior agreements or understandings, oral or written, between you and the Company pertaining to the subject matter of this Agreement.

Exclusive Choice of Law and Arbitration Agreement – This Agreement constitutes an agreement that has been executed and delivered in the State of Texas, and the validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of that State.

In the event of any dispute or controversy arising out of or under this Agreement, or concerning the substance, interpretation, performance, or enforcement of this Agreement, or in any way relating to this Agreement (including issues relating to the formation of the agreement and the validity of this arbitration clause), you agree to resolve that dispute or controversy, fully and completely, through the use of final, binding arbitration. This arbitration agreement applies to any disputes arising under (i) the common law, (ii) federal or state statutes, laws or regulations, and also to (iii) any dispute about the arbitrability of any claim or controversy. You further agree to hold knowledge of the existence of any dispute or controversy subject to this Agreement to arbitrate, completely confidential (except as to members of your immediate family and your tax and legal advisors). You understand and agree that this confidentiality obligation extends to information concerning the fact of any request for arbitration, any ongoing arbitration, as well as all matters discussed, discovered, or divulged, (whether voluntarily or by compulsion) during the course of such arbitration proceeding. Any arbitration pursuant to this arbitration provision shall be conducted, except as otherwise expressly provided herein, in accordance with the rules governing employment disputes then in effect of the American Arbitration Association (the “AAA”) or JAMS, including those rules applicable to the selection of a neutral single arbitrator to hear the dispute. The arbitrator shall issue his or her written decision (including a statement of finding of facts) within 30 days from the date of the close of the arbitration hearing. The decision of the arbitrator selected hereunder will be final and binding on both parties. The Company shall pay all administrative costs associated with the arbitration, including the arbitrator’s fees. This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16 (or replacement or successor statute). The Company and you agree that the arbitration shall be conducted in Harris County, Texas. Pursuant to Section 9 of the Federal Arbitration Act, the Company and you agree that a judgment of the United States District Court for the Southern District of Texas, Houston Division may be entered upon the award made pursuant to the arbitration. This arbitration agreement does not limit your right to file an administrative charge concerning the validity of the release of claims executed by you as provided for in this Agreement, with any appropriate state or federal agency.

Headings Any titles or headings in this Agreement are for convenience only and shall have no bearing on any interpretation of this Agreement.

Severability and Blue Penciling – If any single provision or clause of this Agreement should be found unenforceable, it shall be severed and the remaining provisions and clauses of this Agreement shall be enforced in accordance with the intent of this Agreement. If any particular provision of this Agreement shall be determined in arbitration proceedings to be invalid or unenforceable, the Company and you specifically authorize the arbitrator making such determination to edit the invalid or unenforceable provision to allow this Agreement, and the provisions thereof, to be valid and enforceable to the fullest extent allowed by law or public policy.

Please initial each page and sign below.

ENTERED INTO in Houston, Texas as of the 23 day of October, 2015.

GULFMARK OFFSHORE, INC.

By:	/s/ Quintin V. Kneen
Quintin V. Kneen

ENTERED INTO in Houston, Texas as of the ________ day of ___________________ 2015.

By:	/s/ David B. Rosenwasser
David B. Rosenwasser

EXHIBIT A

RELEASE AGREEMENT

In consideration for David B. Rosenwasser (the “Executive”) signing and delivering this Release Agreement, GulfMark Offshore, Inc. agrees to pay the Executive the Enhanced Separation Benefits described under the Separation Agreement between the Executive and GulfMark Offshore, Inc. dated October __, 2015.

Executive hereby irrevocably and unconditionally releases, acquits and forever discharges GulfMark Offshore, Inc. and its affiliated companies and their directors, officers, employees and representatives, (collectively "Releasees"), from any and all claims, liabilities, obligations, damages, causes of action, demands, costs, losses and/or expenses (including attorneys’ fees) of any nature whatsoever, whether known or unknown, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, or any legal restrictions on the Company’s right to terminate employees, or any federal, state or other governmental statute, regulation, or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended and the Age Discrimination in Employment Act of 1967, as amended, which the Executive claims to have against any of the Releasees (except as to indemnification provided by the Company’s bylaws and any indemnification agreement or arrangement permitted by Section 145 of the Delaware General Corporation Law and by directors, officers and other liability insurance coverages to the extent you would have enjoyed such coverages had you remained a director or officer of the Company). In addition, the Executive waives all rights and benefits afforded by any state laws which provide in substance that a general release does not extend to claims which a person does not know or suspect to exist in his favor at the time of executing the release which, if known by him, must have materially affected the Executive’s settlement with the other person. The only exception to the foregoing are claims and rights (i) that may arise after the date of execution of this Release and (ii) arising under any employee benefit plan (including, but not limited to the GulfMark Offshore, Inc. Deferred Compensation Plan and the GulfMark Offshore, Inc. 401(k) Plan).

The Executive understands and agrees that:

A.     He has a period of 21 days within which to consider whether he desires to execute this Agreement, that no one hurried him into executing this Agreement during that 21-day period, and that no one coerced him into executing this Agreement.

B.     He has carefully read and fully understands all of the provisions of this Agreement, and declares that the Agreement is written in a manner that he fully understands.

C.     He is, through this Agreement, releasing the Releasees from any and all claims he may have against the Releasees. The claims he is releasing include, but are not limited to, any and all allegations that the Company:

i.     has discriminated against him in violation of the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621-634, including the Older Workers’ Benefit Protection Act, 29 U.S.C. § 626(f) or on the basis of race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, veteran status, source of income, entitlement to benefits, union activities, or any other status protected by local, state, provincial or federal laws, constitutions, regulations, ordinances or executive orders; or

ii.     has violated its personnel policies, procedures, handbooks, any covenant of good faith and fair dealing, or any express or implied contract of any kind; or

iii.     has violated public policy, statutory or common law, including claims for: personal injury; invasion of privacy; retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family; and/or promissory estoppel; or

iv.     is in any way obligated for any reason to pay you damages, expenses, litigation costs (including attorneys’ fees), backpay, frontpay, disability or other benefits (including, but not limited to, benefits under the Severance Benefits Policy), compensatory damages, punitive damages, and/or interest.

D.     He declares that his agreement to all of the terms set forth in this Agreement is knowing and is voluntary.

E.     He knowingly and voluntarily intends to be legally bound by the terms of this Agreement.

F.     He was advised and hereby is advised in writing to consult with an attorney of his choice concerning the legal effect of this Agreement prior to executing this Agreement.

G.     He understands that rights or claims that may arise after the date this Agreement is executed are not waived.

H.     He understands that, in connection with the release of any claim of age discrimination, he has a period of seven days to revoke his acceptance of this Release, and that he may deliver notification of revocation by letter or facsimile addressed to the Senior Vice President General Counsel of the Company, at 842 West Sam Houston Parkway North, Suite 400, Houston, Texas 77024, or (713) 963-0541. Executive understands that this Agreement will not become effective and binding with respect to a claim of age discrimination until after the expiration of the revocation period. The revocation period commences when Executive executes this Agreement and ends at 11:59 p.m. Central Time on the seventh calendar day after execution, not counting the date on which Executive executes this Agreement. Executive understands that if he does not deliver a notice of revocation before the end of the seven-day period described above, that this Agreement will become a final, binding and enforceable release of any claim of age discrimination. This right of revocation shall not affect the release of any claim other than a claim of age discrimination arising under federal law.

I.     He understands that nothing in this Agreement shall be construed to prohibit Executive from filing a charge or complaint, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission.

J.     This Agreement shall be construed and interpreted in accordance with the laws of the State of Texas, exclusive of its choice of law provisions. Should any part of this Agreement be found to be void, that determination will not affect the remainder of this Agreement. Additionally, this Agreement may be used as evidence in a subsequent proceeding in which any of the parties allege a breach of this Agreement or as a complete defense to any claim brought by either party. Other than this exception, this Agreement will not be introduced as evidence in any proceedings or in any lawsuit.

K.     The invalidity or unenforceability of a term or provision of      this Agreement shall not affect the validity or enforceability of any other term or      provision of this Agreement, which shall remain in full force and effect.

AGREED AND ACCEPTED

THIS 23 DAY OF October, 2015.

/s/ David B. Rosenwasser
David B. Rosenwasser